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                                                                      Exhibit 12

(DECHERT LLP LOGO)                                       30 Rockefeller Plaza
                                                         New York, NY 10112-2200
                                                         +1 212 698 3500 Main
                                                         +1 212 698 3599 Fax
                                                         www.dechert.com

April 28, 2006

Board of Trustees
ING Variable Products Trust
ING VP Convertible Portfolio
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Board of Directors
ING VP Balanced Portfolio, Inc.
ING VP Balanced Portfolio
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Dear Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences to the ING VP Convertible Portfolio (the "Acquired Fund"), a separate series of the ING Variable Products Trust, a Massachusetts business trust (the "Trust"), to the holders of the shares of beneficial interest (the "shares") of Acquired Fund (the "Acquired Fund Shareholders"), and to the ING VP Balanced Portfolio ("Acquiring Fund"), a separate series of the ING VP Balanced Portfolio, Inc., a Maryland corporation (the "Corporation") in connection with the proposed transfer of substantially all of the properties of Acquired Fund to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares") and the assumption of all liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of December 14, 2005 executed by the Trust on behalf of Acquired Fund and the Corporation on behalf of Acquiring Fund.

Boston Charlotte Harrisburg Hartford NewYork Newport Beach Palo Alto Philadelphia Princeton San Francisco Washington DC Brussels Frankfurt London Luxembourg Munich Paris







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(DECHERT LLP LOGO)                                                        Page 2


          For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by Acquiring Fund on January 30, 2006 with the Securities and Exchange Commission, (3) the related Proxy Statement dated February 14, 2006, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Corporation on behalf of Acquiring Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Acquired Fund, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

          This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2. Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Acquired Fund's assets consist of contracts described in Section 1256(b) of the Code ("Section 1256 Contracts"); Acquired Fund will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value.

3. Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4. Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares.

Dechert LLP

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(DECHERT LLP LOGO)                                                        Page 3


5. The aggregate adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6. Acquiring Fund's holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7. The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund shares.

8. The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the aggregate basis of Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9. An Acquired Fund Shareholder's holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held Acquired Fund shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

          We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,


/s/ Dechert LLP

Dechert LLP